Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-237485) and Form S-3 (File No. 333-235373 and 333-252571) of Ondas Holdings Inc. of our report dated May 10, 2021, relating to the financial statements of American Robotics, Inc. as of and for the years ended December 31, 2020 and 2019.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

May 26, 2021